[SUTHERLAND ASBILL & BRENNAN LLP]

April 25, 2006

EquiTrust Life Insurance Company

5400 University Avenue

West Des Moines, Iowa 50266

Re:	Equitrust Life Annuity Account (File No. 333-46597)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 11 to the Registration Statement on Form N-4 for Equitrust Life Annuity Account (File No. 333-46597). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth